Exhibit 4.4

FORM OF

GUARANTEE OF CBS OPERATIONS INC.

FOR VALUE RECEIVED, CBS OPERATIONS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Guarantor,” which term includes any successor corporation under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby fully and unconditionally guarantees to the holder of the Security upon which this Guarantee is endorsed the due and punctual payment of the principal of and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest), if any, on this Security, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon declaration of acceleration or otherwise, according to the terms thereof and of the Indenture referred to therein. In case of the failure of CBS Corporation or any successor thereto (herein called the “Company”) punctually to pay any such principal or interest, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon declaration of acceleration or otherwise, as if such payment were made by the Company.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of the identity of the Company, the validity, regularity or enforceability of this Security or said Indenture, the absence of any action to enforce the same, any waiver or consent by the Holder of this Security with respect to any provisions thereof, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in this Security and in this Guarantee.

The Guarantor shall be subrogated to all rights of the Holder of this Security against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guarantee or the Indenture referred to in this Security; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payment arising out of, or based upon, such right of subrogation until the principal of and interest on all Securities of the series of which the Security upon which this Guarantee is endorsed constitutes a part shall have been indefeasibly paid in full.

The Indenture provides that in the event that this Guarantee would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of the Guarantor hereunder shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law.

If the Trustee or the Holder of the Security upon which this Guarantee is endorsed is required by any court or otherwise to return to the Company or the Guarantor, or any custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official acting in relation to the Company or the Guarantor, any amount paid to the Trustee or such Holder in respect of the Security upon which this Guarantee is endorsed, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor further agrees, to the fullest extent that it may lawfully do so, that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition extant under any applicable bankruptcy law preventing such acceleration in respect of the obligations guaranteed hereby.

All terms used in this Guarantee that are defined in the Indenture and are not otherwise defined herein shall have the meaning assigned to them in the Indenture.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

Subject to the next following paragraph, the Guarantor hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Guarantee and to constitute the same valid obligation of the Guarantor have been done and performed and have happened in due compliance with all applicable laws.

This Guarantee shall not be valid or become obligatory for any purpose until the certificate of authentication on the Security upon which this Guarantee is endorsed has been signed by the Trustee under the Indenture referred to in this Security.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated:	CBS OPERATIONS INC.,
as Guarantor

By:
Name:
Title:

Attest:

Authorized Signature

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